PROMISSORY NOTE

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NAME: CORNING NATURAL GAS CORPORATION	NOTE DATE: August 13,2012
ADDRESS: 330 West William Street	NOTE MATURITY: September 24, 2022
Corning, New York 14830	NOTE NUMBER: 7002039113

$250,000.00

FOR VALUE RECEIVED, the undersigned, CORNING NATURAL GAS CORPORATION, an entity organized and existing under the laws of the State of New York with an office at 330 West William Street, Corning, New York 14830 (hereinafter called "Borrower"), promises to pay to the order of FIVE STAR BANK, a New York State bank (hereinafter called "Bank") with its principal office at 55 North Main Street, Warsaw, New York 14569, or at such other place as may be designated in writing by the holder of this Note the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the "Loan") in lawful money of the United States, or so much as may be advanced, referred to as "principal sum", with interest hereon to be computed from the date hereof to be paid as follows:

Commencing on the date of closing and continuing until September 24, 2017 (the "Interest Rate Adjustment Date"), interest shall accrue on the Note at a rate of 4.46% per annum ("Initial Fixed Rate"). Thirty (30) days prior to the Interest Rate Adjustment Date, the Bank and Borrower shall start to attempt to agree on a new adjusted interest rate, which rate would become effective upon the Interest Rate Adjustment Date. If the Bank and Borrower cannot agree on such adjusted interest rate within the thirty (30) days prior to the Interest Rate Adjustment Date, then commencing on the Interest Rate Adjustment Date, the interest rate on the unpaid balance of this Note shall incur interest at a variable rate equal to The Wall Street Journal Prime Rate in effect from time to time plus 100 basis points (1.00%), adjusted simultaneously thereafter upon any changes in The Wall Street Journal Prime Rate ("Variable Rate").

The Wall Street Journal Prime Rate shall be defined as the Prime Rate published in The Wall Street Journal from time to time. If The Wall Street Journal Prime Rate is no longer available, the Bank will choose a new index that is based upon comparable information. The Bank will give notice to Borrower of same.

Payment Terms.

Commencing on September 24, 2012 and on the first day of each month thereafter through and including August 24, 2017, the Borrower shall make monthly equal principal payments and interest based upon the outstanding amount due under the Note in the initial amount of $2,597.42. On the first day of the month following the Interest Rate Adjustment Date, the required payment amount shall be adjusted to the amount necessary to fully amortize all principal and interest under this Note over the remaining months of the original 120 month amortization schedule by September 24, 2022 (the "Maturity Date"). Unless sooner accelerated or demanded under the terms hereof, the Borrower shall pay all unpaid principal, interest and any costs hereunder to the Bank on the Maturity Date.

The annual interest rate for this Note shall be computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Bank at Bank's address shown above or at such other place as Bank may designate in writing.

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Application of Payment. All payments of principal and accrued interest shall be applied to the indebtedness under this Note in a manner and order acceptable to the Bank, in its sole discretion.

Default Rate. After an event of default occurs under this Note or any Loan Document executed in connection with this Note, the Bank may choose to charge interest on the unpaid principal balance of this Note at a rate 3% per annum greater than the then current interest rate, until this Note is paid in full. In no event however, shall the interest rate on this Note exceed the maximum rate allowed by law.

Late Charge. In the event any payment due hereunder shall remain unpaid for more than ten (10) days, the holder hereof may collect a late charge in the greater of four percent (4%) of said payment, or $50.00 to cover its extra handling expenses.

Dishonored Check Fee. Any payment made with a check which is dishonored shall be subject to a dishonored check charge in the amount required by the Bank. The Bank may require this to be paid immediately or it may be added to the balance of the loan or withdrawn from the account.

Prepayment.

Borrower may prepay all or any part of the unpaid principal of this Note without penalty provided the prepayment is made with prior notice to Bank, together with accrued interest to the date of prepayment on the amount prepaid. Any principal prepayment shall be applied to the principal installment(s) in the inverse order of the maturity.

Purpose. The loan proceeds will be used for the following purpose(s): To finance the material and construction associated with connecting the asphalt plant owned and operated by Dalrymple Gravel & Contracting Co., Inc.

Upon the occurrence of any of the following, Borrower shall be in default. Upon the occurrence of a default, Bank may declare the entire unpaid principal balance of this Note immediately due and payable ("Acceleration"), without notice, presentment, demand or protest of any kind, all of which are hereby waived by Borrower.

1. Borrower's failure to make any payment to Bank under this Note when due.

2. Borrower's failure (or the failure of any Borrower, if more than one Borrower signed this Note) or of any other person or entity liable to Bank for payment of the indebtedness evidenced by this Note, to perform or comply with any term or provisions or covenant under any other loan documents executed by Borrower in favor of Bank.

3. Falsity of any representation or warranty contained in any loan document executed by Borrower in favor of Bank.

4. Entry of a judgment and/or filing of a federal tax lien against any Borrower.

5. Commencement of a bankruptcy proceeding by or against any Borrower.

6. The dissolution, merger, consolidation or failure of Borrower to maintain itself as corporation in good standing.

7. The making by any Borrower of a bulk sale or other disposition of substantially all of its assets.

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8. Insolvency (in the form of a negative net worth as defined under generally accepted accounting principles) of any Borrower.

9. A material adverse change or deterioration in the financial condition of the Borrower.

10. Discontinuance of any Borrower's business.

11. Repossession of or the appointment of a receiver or custodian for any property of any Borrower.

12. Failure of Borrower to comply with any financial covenant or supply accurate and timely financial information as required in the Loan documents.

In the event this Note is referred to an attorney for collection, Borrower shall pay all Bank's costs of collection, including Bank's reasonable attorneys' fees, incurred and to be incurred in connection with the enforcement and collection of this Note, including, but not limited to, attorneys' fees incurred and to be incurred in any bankruptcy proceeding involving Borrower of this Note.

The Borrower agrees so long as this loan remains unpaid to: (a) keep proper books of accounts in a manner satisfactory to the Bank; (b) permit inspections and audits by the Bank of all books, records, and papers in custody or control of Borrower or others, relating to Borrower's financial condition, including the making of copies thereof, and abstracts therefrom, and inspection and appraisal of any of Borrower's assets; (c) submit timely and accurate financial information to the Bank, acceptable in form and content to the Bank, in its sole discretion within thirty (30) days after Bank's request; (d) promptly pay all taxes, assessments, and other governmental charges, provided however, that nothing herein contained shall be interpreted to require the payment of any such tax so long as the validity is being contested in good faith; (e) keep all of its property so insurable insured at all times with responsible insurance carriers against fire and other hazards in such manner and to the extent that like properties are usually insured by others operating businesses, plants and properties of similar character in the same general locality, and keep adequately insured at all times with responsible insurance carriers against liability on account of damage to persons or property, and under all applicable worker's compensation laws; and (f) promptly inform the Bank of the commencement of any action, suit, proceeding or investigation against Borrower, or the making of any counterclaim against Borrower in any action, suit or proceeding, and of all liens against any of its property.

This Note is governed by New York law. BORROWER WAIVES THE RIGHT TO A JURY TRIAL IN ANY LITIGATION OF ANY NATURE OR KIND IN WHICH BORROWER AND BANK ARE BOTH PARTIES. Any litigation involving this Note shall, at Bank's option, be triable only in a court located in Wyoming County, New York. Borrower acknowledges that it has transacted business in New York State with regard to this Note.

The failure of any person or entity to sign this Note shall not release, discharge or affect the liability of any person or entity that signs this Note. This Note has been unconditionally delivered to Bank by each person or entity that signs this Note.

Security and Setoff. As security for this Note, and any renewal or extension hereof, and for all other obligations, direct or contingent, of Borrower to Bank, now due or to become due whether now existing or hereafter arising, (this Note and such other obligations being herein referred to as the "Obligations"), Borrower gives Bank a security interest in all funds, deposits and other property, and the proceeds thereof, now or hereafter in the possession or control of Bank for the account of Borrower (the "Deposits"). Bank may at its option and at any time(s), with or without notice to Borrower, set off or realize upon any and all Deposits, and apply them to the payment or reduction of all or any of the Obligations (whether or not then due), in such manner as Bank may detennine, in its sole discretion. Bank shall not be obligated to assert or enforce any rights under this paragraph or to take any action in reference thereto, and Bank may in its discretion at any time(s) relinquish its rights under this paragraph as to a particular Deposit without thereby affecting or invalidating its rights as to any other Deposit. The Bank's right of setoff applies to all accounts and deposits held at the Bank or any other bank owned by Five Star Bank.

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This Note may not be modified or terminated orally. Borrower acknowledges that this Note has been executed for commercial and/or business purposes. If more than one Borrower has signed this Note, all obligations of each Borrower under this Note are joint and several. Wherever used in this Note, neutral pronouns shall include the masculine and feminine gender as appropriate in the context, and singular terms (such as "Borrower") shall be deemed in the plural where appropriate.

Borrower represents and warrants to Bank that no adverse change has occurred in either (i) Borrower's financial condition since the date of Borrower's loan application to Bank or (ii) the collateral being pledged to the Bank to secure the Bank's loan. In addition, Borrower hereby agrees to fully, unconditionally and expeditiously comply with any post closing issues or requirements of the Bank, including, but not limited to furnishing additional documents or executing additional or corrected documents in favor of the Bank.

It is hereby expressly agreed, that all of the covenants, conditions and agreements contained in the Assignment of Contract and Security Agreement securing this Note or other loan documents, as applicable, are hereby made part of this Note.

Presentment for payment, notice or dishonor, protest and notice of protest are hereby waived.

Borrower Name:	CORNING NATURAL GAS CORPORATION

Signature:	/S/ Michael German
Print Name and Title:	Michael German, President and Chief Executive Officer

Witness:	/S/ Firouzeh Sarhangi
Print Name and Title:	Firouzeh Sarhangi, CFO

STATE OF NEW YORK )

COUNTY OF LIVINGSTON ) ss:

On the 13th day of August, in the year 2012, before me, the undersigned, a Notary Public in and for said State, personally appeared Michael German, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/S/ Cybil J. Everman
CYBIL J. EVERMAN.
Notary Public, State of New York
Qualified in Livingston County
No. 01EV6026159
My Commission Expires June 7, 2015

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